Exhibit 10.1
ALLEGHANY CORPORATION
RETIREMENT COLA PLAN
(January 1, 1992)

Article I
DEFINITIONS
     1.01 “Beneficiary” means the person or persons, if any, who will receive a survivor annuity under the Pension Plan following the Participant’s death.
     1.02 “Company” means Alleghany Corporation or any predecessor thereof.
     1.03 “CPIU” means the U.S. City Average All Items Consumer Price Index for all Urban Consumers, published by the U.S. Department of Labor, Bureau of Labor Statistics, or any successor index designated by the Department of Labor in 29 C.F.R. § 2510.3-2(g)(3)(vi).
     1.04 “Effective Date” means January 1, 1992.
     1.05 “ERISA” means the Employee Retirement Income Security Act of 1974 and regulations thereunder, as from time to time amended and in effect.
     1.06 “Maximum Supplemental Payment” means the largest Supplemental Payment which may be paid to a Participant under the Plan in respect of a particular quarter, as determined under Article III.
     1.07 “Participant” means any former employee of the Company who is currently receiving a retirement benefit under the Pension Plan and who has been selected for participation in this Plan by the Plan Administrator, as described in Article II.
     1.08 “PBA” means the pension benefit amount under the Pension Plan used to determine the Maximum Supplemental Payment under Article III.
     1.09 “Pension Plan” means the Retirement Plan of Alleghany Corporation in effect on December 31, 1988, any plan designated therein as a “Prior Plan,” the Supplemental Pension Benefit Plan, the Alleghany Corporation Retirement Plan and the Alleghany Corporation Supplemental Retirement Plan.
     1.10 “Plan” means this Alleghany Corporation Retirement COLA Plan, as from time to time amended and in effect.
     1.11 “Plan Administrator” means the person serving from time to time as the Chief Executive Officer of the Company, or if no person is so serving at the time of reference, then the Company.
     1.12 “Supplemental Payment” means additional retirement income paid to a Participant or a Beneficiary under Article II.

Article II
PARTICIPATION; SUPPLEMENTAL PAYMENTS
     No individual, whether or not receiving a retirement benefit under the Pension Plan, shall have any right to participate in this Plan. The former employees who shall participate in this Plan shall be determined by the Plan Administrator in his sole discretion.
     If the Plan Administrator determines that a former employee shall participate in the Plan, the Plan Administrator in his sole discretion, shall also determine the amount of Supplemental Payments to be made under the Plan to the Participant on or after the Effective Date. The Plan Administrator may also determine, in his sole discretion, to make Supplemental Payments to a Beneficiary of a Participant. Payments under this Plan shall be made quarterly, or over any other periods, at the sole discretion of the Plan Administrator.
     The Plan Administrator, in his sole discretion, may terminate the participation in this Plan of any Participant or Beneficiary of any Participant or reduce or terminate the Supplemental Payments to any Participant or Beneficiary of any Participant.
     The Plan Administrator shall cause the names of any selected Participants and Beneficiaries, along with the amounts of Supplemental Payments to be made to them from time to time, to be set forth on Appendix A annexed hereto. Neither this Plan nor Appendix A hereto shall vest any enforceable right in any Participant or Beneficiary.
ARTICLE III
LIMITS ON SUPPLEMENTAL PAYMENTS
     3.01 Maximum Supplemental Payment. In no event shall the Supplemental Payment to any Participant in respect of any calendar quarter exceed the Participant’s Maximum Supplemental Payment. A Participant’s Maximum Supplemental Payment in respect of any calendar quarter shall be the sum of:
     (a) the product of three (3) times the percentage change in the CPIU times the “PBA” (as hereinafter defined), in accordance with the following formula:

Maximum Supplemental Payment =	a-b	x PBA x 3,
b
where “a” is the CPIU for the month preceding the month in which the payment is to be made and “b” is the CPIU for the first full month the Participant was in pay status under the Pension Plan plus
     (b) the “Catch-up Payment” (as hereinafter defined).

     A Participant’s “PBA” shall be determined as follows: (i) if the Participant elected an annuity form of payment under the Pension Plan, the PBA shall be the amount of the pension benefit payable for the first full month that he or she was in pay status, (ii) if the Participant elected a single sum payment, the PBA shall be the amount that would have been payable monthly under the Pension Plan on the date of that distribution in the form of a single life annuity, or in the case of a married Participant, a joint and survivor annuity, and (iii) if the Participant elected to receive a series of distributions other than a monthly annuity, the PBA shall be determined for each such distribution in the manner set forth in clause (ii) hereof.
     The “Catch-up Payment” shall be (a) the sum of all of the monthly amounts which would have been paid to the Participant hereunder if his Supplemental Payments for each month, commencing with the month in which his or her benefit under the Pension Plan was in pay status, equalled the Maximum Supplemental Payments, less (b) the sum of any Company payments (whether or not made pursuant to this Plan) to supplement his or her retirement income for cost of living increases.
     3.02 Payments to Beneficiaries. If the Plan Administrator elects to make Supplemental Payments to any

Participant’s Beneficiary, the payments to such Beneficiary shall be subject to the limits of Section 3.01, based on the “Beneficiary’s PBA.” The “Beneficiary’s PBA” shall mean (a) the amount of pension benefit payable monthly in the form of a survivor annuity to the Beneficiary for the first full month that he or she begins to receive that annuity, reduced by (b) any increases incorporated as part of the survivor annuity under the Pension Plan since the Participant entered pay status, or since the Participant’s date of death, if earlier.
     3.03 DOL Regulation Overrides. The provisions of this Article III are intended solely to reflect the regulatory requirements promulgated by the Department of Labor under section 3(2) of ERISA, which are codified at 29 C.F.R. § 2510.3-2(g). To the extent that the terms of such regulation shall be amended or shall otherwise conflict with this Article III, the terms of that regulation shall govern and be incorporated herein by reference.
Article IV
SOURCE OF PLAN PAYMENTS
     All Supplemental Payments shall be made solely from the general assets of the Company. All Supplemental Payments are wholly discretionary with the Company, and the Company shall have no obligation to fund or pay any Plan benefit.

Benefits under this Plan are not subject to “vesting”; no Participant or Beneficiary shall have any right to receive, or any enforceable claim for, any Supplemental Payment under this Plan.
Article V
PLAN ADMINISTRATION
     5.01 Named Fiduciary. The named fiduciary of the Plan (within the meaning of Section 402(a)(2) of ERISA) is the Plan Administrator. The Plan Administrator shall have sole fiduciary responsibility with respect to the administration of the Plan.
     5.02 Administrative Powers. The Plan Administrator shall have the power to take all action and to make all decisions necessary or proper in order to carry out his duties and responsibilities under the provisions of the Plan, including without limitation, the following:
     (a) To make and enforce such rules and regulations as he shall deem necessary or proper for the efficient administration of the Plan;
     (b) To interpret the Plan and its regulations; and
     (c) To delegate to one or more persons the authority to act as a fiduciary under the Plan, with such duties, powers and authority relative to the administration of the Plan as the Plan Administrator shall determine, and in so doing to limit his own duties and responsibilities to the extent specified in such appointment.
     The Plan Administrator shall have ultimate authority to construe Plan terms and to determine the eligibility for Plan benefits.
     5.03 Plan Administrator Records. The Plan Administrator shall keep or cause to be kept all data, records and documents relating to the administration of the Plan. The Plan’s fiscal records shall be maintained on a calendar year basis, and the calendar year shall be the “Plan Year.”
     5.04 Employment of Experts. The Plan Administrator may employ or engage such independent actuary, accountant, counsel, other experts or persons as the Plan Administrator may deem necessary in connection with discharging his duties under the Plan, and reasonable expenses therefor shall be paid by the Company.
     5.05 Plan Administrator Compensation. The Plan Administrator shall not be compensated by the Company for his services as such.
     5.06 Indemnification of Plan Administrator. The Company shall indemnify and hold harmless to the fullest extent permitted by law the Plan Administrator, and any employee of the Company to whom fiduciary responsibilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) incurred by or asserted against him by reason of his occupying or having occupied fiduciary positions in connection with the Plan, except that no indemnification shall be provided if that individual personally profited from any act or transaction in respect of which indemnification is sought.
     5.07 Claims Review Authority and Procedures. The Plan Administrator shall determine benefits under the Plan and, within 90 days after receipt of a claim for benefits, provide any claimant whose claim is wholly or partially denied written notice of such decision setting forth: (i) the specific reason or reasons for the denial; (ii) specific references to the pertinent Plan provisions, if any, on which the denial is based; (iii) a description of any additional material or information which may be necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the following claims review procedure:
     Any claimant whose claim has been denied in whole or in part, or his duly authorized representative, may appeal such denial by making within 60 days a written application to the Plan Administrator. In connection with any such appeal the claimant or his duly authorized representative may review pertinent documents and submit issues and comments in writing. The Plan Administrator shall review and make the final decision with respect to any claim so appealed. The decision on review shall be made no later than 60 days after the Plan Administrator’s receipt of a request for review. Such decision shall be in writing and shall include specific reference to the pertinent plan provisions on which the decision is based.
     5.08 Binding Action. To the fullest extent permitted by law, all actions taken and decisions made by the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan or in any benefits payable thereunder.
Article VI
AMENDMENT OR TERMINATION
     The Plan is entirely voluntary on the part of the Company and the Plan’s continuance is not a contractual obligation of the Company. The Plan Administrator may at any time terminate the Plan, without notice and for any reason, in whole or in part. The Plan Administrator may, at any time, or from time to time, whether upon termination or otherwise, modify or amend the Plan in any manner, whether prospectively or retroactively, without notice and for any reason, in whole or in part; provided, however, that without the approval of the Board of Directors of the Company, the Plan Administrator may not modify or amend Section 1.09, Article III or this Article VI. Any amendment of the Plan shall be effectuated and evidenced by a certificate setting forth such amendment and executed by the Plan Administrator, and any approval of such amendment by the Board of Directors of the Company shall be evidenced by the adoption of a resolution of the Board of Directors of the Company.
Article VII
LIMITATION OF ASSIGNMENT
     7.01 Spendthrift Provision. Benefits hereunder shall be fully protected against third-party claims of all sorts, direct or otherwise, and none of the benefits provided hereunder to any person shall be assignable or transferable voluntarily, nor shall they be subject to the claims of any creditor whatsoever, nor subject to attachment, garnishment or other legal process by any creditor or to the jurisdiction of any bankruptcy court or any insolvency proceedings by operation of law, or otherwise, and no person shall have any right to alienate, anticipate, pledge, commute, or encumber any of such benefits voluntarily or involuntarily.
     7.02 Incompetence of Participant or Beneficiary. If the Plan Administrator receives evidence satisfactory to him that a person entitled to receive any payment under the Plan is legally incompetent to receive such payment and to give valid release therefor, such payment may be made to the guardian, committee, or other representative of such person duly appointed by a court of competent jurisdiction, or, in the sole discretion of the Plan Administrator, such payment may be forfeited. If a person or institution other than a guardian, committee, or other representative of such person who has been duly appointed by a court of competent jurisdiction is then maintaining or has custody of such incompetent person, the payment may be made to such other person or institution and the release of such other person or institution shall be valid and complete discharge for the payment.
Article VIII
MISCELLANEOUS
     8.01 Governing Laws. Except as otherwise provided by Section 514 of ERISA, this Plan and all provisions thereof shall be construed and administered according to the laws of the State of New York.
     8.02 Necessary Parties. The Company, the Plan and the Plan Administrator, as the case may be, shall be the only necessary parties in any litigation involving the Plan, unless otherwise required by law.
     8.03 Titles and Headings not to Control. The titles to the Articles and the headings of Sections in the Plan are placed herein for convenience of reference only, and in case of any conflict, the text of this instrument, rather that such titles or headings, shall control.
     8.04 Gender and Person. The masculine pronoun shall include the feminine, the feminine pronoun shall include the masculine and the singular shall include the plural wherever the context so requires.

ALLEGHANY CORPORATION RETIREMENT COLA PLAN
APPENDIX A

Quarterly
Name of	Supplemental
Eligible Participant	Benefit Payable